Rule 424(b)(3)
                                                     Registration No. 333-50173


FOR US LAW PURPOSES ONLY:
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED 29 JUNE 1998 (CONTAINED IN REGISTRATION STATEMENT NO. 333-50173)

         THIS LETTER IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION




       Not for release, publication or distribution in or into Canada, Australia or Japan.


20 August 1998

To holders of Telewest securities and, for information only, to participants in the Telewest Share Schemes

Dear securityholder

            Pre-emptive Issue to subscribe for new Telewest shares at
             92.5 pence per share (the "Pre-emptive Issue") Interim
                    report and other information on Telewest

You will recently have received a number of documents in connection with Telewest's offer to acquire General Cable and the associated pre-emptive issue by way of open offer to raise approximately (pound)240 million to fund the cash element of the offer for General Cable.

Pre-emptive Issue

On 4 August 1998, Telewest announced that the latest time and date for acceptance and payment under the Pre-emptive Issue had been extended to 3.00 p.m. (London time) on 28 August 1998 and the latest time and date for the splitting of Application Forms under the Pre-emptive Issue had been extended to
3.00 p.m. (London time) on 26 August 1998. Telewest reserves the right to extend these times and dates by press release not later than five calendar days prior to the acceptance and payment date then in effect, as set out in the documents sent to holders of Telewest securities on 29 June 1998 in connection with the Pre-emptive Issue.

If you were a holder of Telewest shares on the Pre-emptive Issue's Record Date of 3.00 p.m. (London time) on 23 June 1998, or you acquired Telewest shares after that date with the right to subscribe under the Pre-emptive Issue, you may have an entitlement under the Pre-emptive Issue to purchase 13 new Telewest shares for every 71 Telewest shares held on the Record Date at a price of 92.5 pence each (the "subscription price"). This compares with the closing share price of Telewest shares on 18 August 1998 (being the latest practicable date before posting this letter) of 176.5 pence per share (the "UK market price").

Given the difference between the subscription price and the UK market price referred to above, any entitlement to purchase new Telewest shares under the Pre-emptive Issue could be of value to you. However, under the terms of the Pre-emptive Issue, you will only be able to realise any such value if you first take up your entitlement. If you decide not to subscribe for any entitlement to new Telewest shares, your entitlement will lapse and you will lose any value associated with it.

You should note that although the UK market price of Telewest shares was 176.5 pence per share (compared with a subscription price of 92.5 pence per share) the market price of Telewest shares can go up or down.

In order to take up any entitlement to new Telewest shares under the Pre-emptive Issue, in whole or in part, you should complete the application form in accordance with the instructions which are printed on it and return it, together with a cheque or banker's draft for the full amount payable for the new Telewest shares for which application has been made, by hand or by post to Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA or by hand only during normal business hours to Lloyds Bank Registrars, Antholin House, 71 Queen Street, London EC4.

The deadline for receipt of completed application forms and payment in full is currently 3.00 p.m. (London time) on 28 August 1998.

If you have lost your application form or if you have any questions relating to its completion, you should contact the company's registrar, Lloyds Bank Registrars, telephone number 01903 702767.

Interim report and other information

I enclose a number of announcements made by Telewest over the last few days in connection with:

o    the proposed appointment of Tony Illsley as its new Chief Executive;

o Telewest's recent agreement with Comcast UK Cable Partners Limited and NTL Incorporated in relation to interests in Birmingham Cable and Cable London; and

o    the Offer and the Pre-emptive Issue.

A copy of Telewest's Interim Report for the six months to 30 June 1998 is also included for your information.

                                    Yours sincerely


                                    Gary Ames
                                    Chairman

This letter does not provide any advice as to whether you should or should not subscribe for new Telewest shares under the Pre-emptive Issue. If you are in any doubt about the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986 immediately.

Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the offer by Telewest for General Cable and the Pre-emptive Issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for providing advice in relation to the contents of this letter.

The Directors and the Proposed Directors of Telewest, whose names are set out on page 18 of the Pre-emptive Issue Circular, accept responsibility for the information contained in this letter. To the best of the knowledge and belief of the Directors and Proposed Directors of Telewest (who have taken all reasonable care to ensure that such is the case), the information contained in this letter for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Unless otherwise stated, terms used in this letter are as defined in the Pre-emptive Issue Circular of Telewest dated 29 June 1998.

THIS PROSPECTUS SUPPLEMENT CONSISTS OF THIS LETTER PLUS THE ACCOMPANYING: (1) PRESS RELEASE DATED 17 AUGUST 1998 RELATING TO THE PROPOSED APPOINTMENT OF TONY ILLSLEY; (2) PRESS RELEASE DATED 17 AUGUST 1998 RELATING TO THE AGREEMENT CONCERNING BIRMINGHAM CABLE AND CABLE LONDON; (3) PRESS RELEASE DATED 19 AUGUST 1998 RELATING TO THE OFFER AND THE PRE-EMPTIVE ISSUE; AND (4) INTERIM REPORT FOR THE SIX MONTHS 30 JUNE 1998. THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PRE-EMPTIVE ISSUE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION APPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS LETTER OR THE ACCOMPANYING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                                                     Rule 424(b)(3)
                                                     Registration No. 333-50173

FOR US LAW PURPOSES ONLY:
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED 29 JUNE 1998 (CONTAINED IN REGISTRATION STATEMENT NO. 333-50173)


         THIS LETTER IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION




       Not for release, publication or distribution in or into Canada, Australia or Japan.


20 August 1998

To holders of Telewest securities and, for information only, to participants in the Telewest Share Schemes

Dear securityholder


            Pre-emptive Issue to subscribe for new Telewest shares at
             92.5 pence per share (the "Pre-emptive Issue") Interim
                    report and other information on Telewest

You will recently have received a number of documents in connection with Telewest's offer to acquire General Cable and the associated pre-emptive issue by way of open offer to raise approximately (pound)240 million to fund the cash element of the offer for General Cable. Even though I believe that you have ceased to be a Telewest shareholder, you may still have the right to subscribe for new Telewest shares under the Pre-emptive Issue.

Pre-emptive Issue

If you were a holder of Telewest shares on 29 June 1998, but you have since sold your holding of Telewest shares without the right to subscribe under the Pre-emptive Issue, you may have an entitlement under the Pre-emptive Issue to purchase 13 new Telewest shares for every 71 Telewest shares held on the Pre-emptive Issue's Record Date of 3.00 p.m. (London time) on 23 June 1998 at a price of 92.5 pence each (the "subscription price"). This compares with the closing share price of Telewest shares on 18 August 1998 (being the latest practicable date before posting this letter) of 176.5 pence per share (the "UK market price").

Given the difference between the subscription price and the UK market price, any entitlement to purchase new Telewest shares under the Pre-emptive Issue could be of value to you. However, under the terms of the Pre-emptive Issue, you will only be able to realise any such value if you first take up your entitlement. If you decide not to subscribe for any entitlement to new Telewest shares, your entitlement will lapse and you will lose any value associated with it.

You should note that although the UK market price of Telewest shares was 176.5 pence per share (compared with a subscription price of 92.5 pence per share) the market price of Telewest shares can go up or down.

In order to take up any entitlement to new Telewest shares under the Pre-emptive Issue, in whole or in part, you should complete the application form in accordance with the instructions which are printed on it and return it, together with a cheque or banker's draft for the full amount payable for the new Telewest shares for which application has been made, by hand or by post to Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA or by hand during normal business hours to Lloyds Bank Registrars, Antholin House, 71 Queen Street, London EC4.

The deadline for receipt of completed application forms and payment in full is currently 3.00 p.m. (London time) on 28 August 1998.

If you have lost your application form or if you have any questions relating to its completion, you should contact the company's registrar, Lloyds Bank Registrars, telephone number 01903 702767.

Interim report and other information

I enclose a number of announcements made by Telewest over the last few days in connection with:

o    the proposed appointment of Tony Illsley as its new Chief Executive;

o Telewest's recent agreement with Comcast UK Cable Partners Limited and NTL Incorporated in relation to interests in Birmingham Cable and Cable London; and

o    the Offer and the Pre-emptive Issue.

A copy of Telewest's Interim Report for the six months to 30 June 1998 is also included for your information.


                                 Yours sincerely


                                 Gary Ames
                                 Chairman

This letter does not provide any advice as to whether you should or should not subscribe for new Telewest shares under the Pre-emptive Issue. If you are in any doubt about the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986 immediately.

Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the offer by Telewest for General Cable and the Pre-emptive Issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for providing advice in relation to the contents of this letter.

The Directors and the Proposed Directors of Telewest, whose names are set out on page 18 of the Pre-emptive Issue Circular, accept responsibility for the information contained in this letter. To the best of the knowledge and belief of the Directors and Proposed Directors of Telewest (who have taken all reasonable care to ensure that such is the case), the information contained in this letter for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Unless otherwise stated, terms used in this letter are as defined in the Pre-emptive Issue Circular of Telewest dated 29 June 1998.












THIS PROSPECTUS SUPPLEMENT CONSISTS OF THIS LETTER PLUS THE ACCOMPANYING: (1) PRESS RELEASE DATED 17 AUGUST 1998 RELATING TO THE PROPOSED APPOINTMENT OF TONY ILLSLEY; (2) PRESS RELEASE DATED 17 AUGUST 1998 RELATING TO THE AGREEMENT CONCERNING BIRMINGHAM CABLE AND CABLE LONDON; (3) PRESS RELEASE DATED 19 AUGUST 1998 RELATING TO THE OFFER AND THE PRE-EMPTIVE ISSUE; AND (4) INTERIM REPORT FOR THE SIX MONTHS 30 JUNE 1998. THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PRE-EMPTIVE ISSUE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION APPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS LETTER OR THE ACCOMPANYING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                                                     Rule 424(b)(3)
                                                     Registration No. 333-50173

FOR US LAW PURPOSES ONLY:
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED 29 JUNE 1998 (CONTAINED IN REGISTRATION STATEMENT NO. 333-50173)


         THIS LETTER IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION



       Not for release, publication or distribution in or into Canada, Australia or Japan.


20 August 1998

                               To holders of ADSs

Dear securityholder

            Pre-emptive Issue to subscribe for new Telewest shares at
             92.5 pence per share (the "Pre-emptive Issue") Interim
                    report and other information on Telewest

You will recently have received a number of documents in connection with Telewest's offer to acquire General Cable and the associated pre-emptive issue by way of open offer to raise approximately (pound)240 million to fund the cash element of the offer for General Cable.

Pre-emptive Issue

On 4 August 1998, Telewest announced among other things that the latest time and date for acceptance and payment under the Pre-emptive Issue had been extended to
10.00 a.m. (New York City time) on 28 August 1998. Telewest reserves the right to extend this time and date by press release not later than five calendar days prior to the acceptance and payment date then in effect, as set out in the documents sent to holders of Telewest securities on 29 June 1998 in connection with the Pre-emptive Issue.

If you were a holder of Telewest ADSs on the Pre-emptive Issue's ADS Record Date of 5.00 p.m. (New York City time) on 2 July 1998, you may have an entitlement under the Pre-emptive Issue to purchase 130 new Telewest shares for every 71 Telewest ADSs held on the ADS Record Date at a price of 92.5 pence each (the "subscription price"). This compares with the closing share price of Telewest shares on 18 August 1998 (being the latest practicable date before posting this letter) of 176.5 pence per share (the "UK market price"). The market price per

Telewest ADS (each ADS representing 10 Telewest shares) on such date was US$28 5/8 per ADS (the "US market price").

Given the difference between the subscription price and the US market price referred to above, any entitlement to purchase new Telewest shares under the Pre-emptive Issue could be of value to you. However, under the terms of the Pre-emptive Issue, you will only be able to realise any such value if you first take up your entitlement. If you decide not to subscribe for any entitlement to new Telewest shares, your entitlement will lapse and you will lose any value associated with it.

You should note that although the UK market price of Telewest ADSs was 176.5 pence per share (compared with a subscription price of 92.5 pence per share) the market price of Telewest shares or ADSs can go up or down.

In order to take up any entitlement to new Telewest shares under the Pre-emptive Issue, in whole or in part, you should complete the application form in accordance with the instructions which are printed on it and return it, together with a cheque or banker's draft for the full amount payable for the new Telewest shares for which application has been made, by hand or by post to the Bank of New York, 101 Barclays Street, New York, NY 10286.

The deadline for receipt of completed application forms and payment in full is currently 3.00 p.m. (London time) or 10.00am (New York City time) on 28 August 1998.

If you have lost your application form or if you have any questions relating to its completion, you should contact the Information Agent, Innisfree, telephone number 888 750-5834.

Interim report and other information

I enclose a number of announcements made by Telewest over the last few days in connection with:

o    the proposed appointment of Tony Illsley as its new Chief Executive;

o Telewest's recent agreement with Comcast UK Cable Partners Limited and NTL Incorporated in relation to interests in Birmingham Cable and Cable London; and

o    the Offer and the Pre-emptive Issue.

A copy of Telewest's Interim Report for the six months to 30 June 1998 is also included for your information.


                                 Yours sincerely


                                 Gary Ames
                                 Chairman

This letter does not provide any advice as to whether you should or should not subscribe for new Telewest shares under the Pre-emptive Issue. If you are in any doubt about the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986 immediately.

Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the offer by Telewest for General Cable and the Pre-emptive Issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for providing advice in relation to the contents of this letter.

The Directors and the Proposed Directors of Telewest, whose names are set out on page 18 of the Pre-emptive Issue Circular, accept responsibility for the information contained in this letter. To the best of the knowledge and belief of the Directors and Proposed Directors of Telewest (who have taken all reasonable care to ensure that such is the case), the information contained in this letter for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Unless otherwise stated, terms used in this letter are as defined in the Pre-emptive Issue Circular of Telewest dated 29 June 1998.












THIS PROSPECTUS SUPPLEMENT CONSISTS OF THIS LETTER PLUS THE ACCOMPANYING: (1) PRESS RELEASE DATED 17 AUGUST 1998 RELATING TO THE PROPOSED APPOINTMENT OF TONY ILLSLEY; (2) PRESS RELEASE DATED 17 AUGUST 1998 RELATING TO THE AGREEMENT CONCERNING BIRMINGHAM CABLE AND CABLE LONDON; (3) PRESS RELEASE DATED 19 AUGUST 1998 RELATING TO THE OFFER AND THE PRE-EMPTIVE ISSUE; AND (4) INTERIM REPORT FOR THE SIX MONTHS 30 JUNE 1998. THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PRE-EMPTIVE ISSUE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION APPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS LETTER OR THE ACCOMPANYING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

                                                     Rule 424(b)(3)
                                                     Registration No. 333-50173

FOR US LAW PURPOSES ONLY:
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED 29 JUNE 1998 (CONTAINED IN REGISTRATION STATEMENT NO.333-50173)



         THIS LETTER IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION



       Not for release, publication or distribution in or into Canada, Australia or Japan.


20 August 1998

                           To holders of Telewest ADSs

Dear securityholder


            Pre-emptive Issue to subscribe for new Telewest shares at
             92.5 pence per share (the "Pre-emptive Issue") Interim
                    report and other information on Telewest

You will recently have received a number of documents in connection with Telewest's offer to acquire General Cable and the associated pre-emptive issue by way of open offer to raise approximately (pound)240 million to fund the cash element of the offer for General Cable. Even though I believe that you have ceased to be a Telewest ADS holder, you may still have the right to subscribe for new Telewest shares under the Pre-emptive Issue.

Pre-emptive Issue

If you were a holder of Telewest ADSs on the Pre-emptive Issue's ADS Record Date of 5.00 p.m. (New York City time) on 2 July 1998 but you have since sold your Telewest ADSs, you may have an entitlement under the Pre-emptive Issue to purchase 130 new Telewest shares for every 71 Telewest ADSs held on the ADS Record Date at a price of 92.5 pence each (the "subscription price"). This compares with the closing share price of Telewest shares on 18 August 1998 (being the latest practicable date before posting this letter) of 176.5 pence per share (the "UK market price"). The market price per Telewest ADS (each ADS representing 10 Telewest shares) on such date was US$28 5/8 per ADS (the "US market price").

Given the difference between the subscription price and the US market price referred to above, any entitlement to purchase new Telewest shares under the Pre-emptive Issue could be of value to you. However, under the terms of the Pre-emptive Issue, you will only be able to realise any such value if you first take up your entitlement. If you decide not to subscribe for any entitlement to new Telewest shares, your entitlement will lapse and you will lose any value associated with it.

You should note that although the UK market price of Telewest ADSs was 176.5 pence per share (compared with a subscription price of 92.5 pence per share) the market price of Telewest shares or ADSs can go up or down.

In order to take up any entitlement to new Telewest shares under the Pre-emptive Issue, in whole or in part, you should complete the application form in accordance with the instructions which are printed on it and return it, together with a cheque or banker's draft for the full amount payable for the new Telewest shares for which application has been made, by hand or by post to the Bank of New York, 101 Barclays Street, New York, NY 10286.

The deadline for receipt of completed application forms and payment in full is currently 3.00 pm (London time) or 10.00am (New York City time) on 28 August 1998.

If you have lost your application form or if you have any questions relating to its completion, you should contact the Information Agent, Innisfree, telephone number 888 750-5834.

Interim report and other information

I enclose a number of announcements made by Telewest over the last few days in connection with:

o    the proposed appointment of Tony Illsley as its new Chief Executive;

o Telewest's recent agreement with Comcast UK Cable Partners Limited and NTL Incorporated in relation to interests in Birmingham Cable and Cable London; and

o    the Offer and the Pre-emptive Issue.

A copy of Telewest's Interim Report for the six months to 30 June 1998 is also included for your information.


                                 Yours sincerely


                                 Gary Ames
                                 Chairman

This letter does not provide any advice as to whether you should or should not subscribe for new Telewest shares under the Pre-emptive Issue. If you are in any doubt about the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services Act 1986 immediately.

Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the offer by Telewest for General Cable and the Pre-emptive Issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for providing advice in relation to the contents of this letter.

The Directors and the Proposed Directors of Telewest, whose names are set out on page 18 of the Pre-emptive Issue Circular, accept responsibility for the information contained in this letter. To the best of the knowledge and belief of the Directors and Proposed Directors of Telewest (who have taken all reasonable care to ensure that such is the case), the information contained in this letter for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Unless otherwise stated, terms used in this letter are as defined in the Pre-emptive Issue Circular of Telewest dated 29 June 1998.










THIS PROSPECTUS SUPPLEMENT CONSISTS OF THIS LETTER PLUS THE ACCOMPANYING: (1) PRESS RELEASE DATED 17 AUGUST 1998 RELATING TO THE PROPOSED APPOINTMENT OF TONY ILLSLEY; (2) PRESS RELEASE DATED 17 AUGUST 1998 RELATING TO THE AGREEMENT CONCERNING BIRMINGHAM CABLE AND CABLE LONDON; (3) PRESS RELEASE DATED 19 AUGUST 1998 RELATING TO THE OFFER AND THE PRE-EMPTIVE ISSUE; AND (4) INTERIM REPORT FOR THE SIX MONTHS 30 JUNE 1998. THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE PRE-EMPTIVE ISSUE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION APPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS LETTER OR THE ACCOMPANYING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

         Not for release, publication or distribution in or into Canada,
                               Australia or Japan.

                    Telewest Communications plc ("Telewest")

                  Telewest names Illsley as new Chief Executive

Telewest today announced the appointment of Tony Illsley as its new Chief Executive. Illsley will be formally appointed to the board and take up his appointment in the autumn.

Illsley, 42, has been with PepsiCo, Inc. since 1984 and has been President of Walkers Snack Foods Limited since 1995. Walkers Snack Foods is one of PepsiCo's leading business units with a turnover of more than (pound)500 million and employing approximately 4,000 people.

Gary Ames, Chairman of Telewest, said:

         "We are delighted to welcome Tony Illsley to Telewest. He has a strong record in marketing and leadership and joins Telewest at a time when our proposed merger with General Cable PLC will create one of the largest UK cable companies. We look forward to Tony building on our company's momentum and establishing Telewest as the leader in broadband video, voice and data."

Tony Illsley, Chief Executive designate of Telewest, said:

         "I look forward to joining Telewest. It is now well past the major build phase and has enormous potential as it develops its product and service range and deploys customer focussed marketing and communications. The forthcoming digital launch will only expand this potential."


17 August 1998

--------------------------------------------------------------------------------

Press enquiries

Telewest                                                            01483 750900
David Van Valkenburg, interim Chief Executive
Ian Hood, Director of Communications

Dewe Rogerson                                                      0171 638 9571
Anthony Carlisle

Notes to editors

Tony Illsley

Prior to his current role, Illsley was President of Pepsi-Cola Asia Pacific, responsible for the company's operations in the region and for developing and executing their expansion strategy for China. Before this, Illsley spent five years as Pepsi-Cola's President in Japan restructuring the company's operations in this market and improving the company's market share and profitability. From 1984 to 1988 he held leadership roles in the group's European soft drinks operations culminating in responsibility for the then 7-UP European Division with general management responsibility for ten countries.

Before joining PepsiCo, Illsley worked for five years at Colgate Palmolive in the United Kingdom, holding various senior marketing roles for key brands. He was born in Newark, Nottinghamshire, is a business administration graduate of Bath University and is married with two children.

Telewest

Telewest is a leading provider of cable television and residential and business cable telephony services in the UK. Telewest owns and operates 28 cable franchises and has minority equity interests in a number of affiliated companies which own and operate nine affiliated franchises. As at 30 June 1998, these owned and operated and affiliated franchises covered approximately 27% of the homes in the United Kingdom in areas for which cable franchises have been awarded. At that date, these franchises together included approximately 5.2 million homes and approximately 344,500 businesses, of which approximately 4.4 million and approximately 290,000 were the Telewest Group's equity homes and equity businesses, respectively. As at 30 June 1998, the network in those franchises had passed approximately 3.4 million of the Telewest Group's equity homes (approximately 3.2 million of which had been passed and marketed) and the Telewest Group had approximately 725,500 equity cable television customers, 988,500 equity residential telephone lines and 134,900 equity business telephone lines.

On 15 April 1998, Telewest and General Cable PLC announced the terms of a proposed merger. The enlarged group's owned and operated and affiliated franchises will cover approximately 32% of the homes in the United Kingdom in areas for which cable franchises have been awarded.

         Not for release, publication or distribution in or into Canada,
                              Australia or Japan.

                    Telewest Communications plc ("Telewest")

                   Agreement between Telewest, Comcast and NTL

Telewest announced today that it has entered into an agreement with Comcast UK Cable Partners Limited ("Comcast") and NTL Incorporated ("NTL") relating to Comcast's ownership interest in Birmingham Cable Corporation Limited ("Birmingham Cable") and Telewest's and Comcast's respective ownership interest in Cable London plc ("Cable London") and other related matters.
Under the terms of the agreement, amongst other things:

* Telewest has agreed to acquire Comcast's 27.47% interest in Birmingham Cable for (pound)125 million, plus (pound)5 million for certain subordinated debt and fees owed to Comcast. Completion is expected to occur by no later than 31 December 1998; and

* Telewest and Comcast have agreed within a certain timeframe to rationalise their interests in Cable London. Consequently, by no later than 30 September 1999, Comcast (or NTL following the amalgamation of Comcast and NTL) will notify Telewest of a price at which Telewest, at its option, will be required either to purchase Comcast's 50% interest in Cable London or sell its 50% interest in Cable London to Comcast (or
         NTL).

In addition, Telewest and General Cable PLC ("General Cable") have agreed that Telewest will now acquire General Cable's 44.95% interest in Birmingham Cable through its merger with General Cable rather than as a separate purchase of such interest, as previously announced. On completion of these transactions, Telewest will own over 99% of Birmingham Cable.

Birmingham Cable operates in the Birmingham and Solihull area of the United Kingdom. As at 31 December 1997, Birmingham Cable had some 471,000 homes of which approximately 95% had been built and passed. It had some 126,000 cable television customers and some 117,000 cable telephony customers in its franchise area. In the financial year ended 31 December 1997, it generated revenues of approximately (pound)67 million, operating cash flow of approximately (pound)9 million and reported a consolidated loss on ordinary activities before taxation of approximately (pound)30 million. As at 31 December 1997, Birmingham Cable had consolidated net assets of approximately (pound)71 million.

Telewest currently intends to fund the acquisition of Comcast's interest in Birmingham Cable through new borrowings.

Commenting on these developments, Charles Burdick, Group Finance Director of Telewest, said:

         "This deal strengthens Telewest and resolves the various ownership issues associated with Birmingham Cable and Cable London. Birmingham Cable's operations are contiguous with our Midlands franchises and together they will represent one of the largest clusters of cable franchises in the United Kingdom with almost one million homes. This will enable enhanced economics to be realised as we develop and deliver voice, video and data products to our customers."


17 August 1998

--------------------------------------------------------------------------------

Press enquiries

Telewest                                                            01483 750900
Charles Burdick

Dewe Rogerson                                                      0171 638 9571
Anthony Carlisle

         Not for release, publication or distribution in or into Canada,
                              Australia or Japan.

                    TELEWEST COMMUNICATIONS PLC ("TELEWEST")

       ACCEPTANCE LEVELS AND CLOSING DATE FOR TELEWEST'S RECOMMENDED OFFER FOR GENERAL CABLE PLC ("GENERAL CABLE") AND TELEWEST'S PRE-EMPTIVE ISSUE


In connection with its offer for General Cable, Telewest announces the following matters.

OFFER FOR GENERAL CABLE

1. As at 3.00 p.m. (London time) on 18 August 1998, valid acceptances of Telewest's recommended offer for General Cable (the "Offer") had been received in respect of 230,488,876 General Cable shares (representing approximately 63 per cent. of General Cable's issued share capital).

2. As contemplated in its press release dated 4 August 1998, Telewest reserves the right to reduce the percentage threshold in condition 1 of the Offer (set out in Part A of Appendix I of the Offer Document) (the "Acceptance Condition") from 90% to 75%.

3. Telewest intends to implement such reduction on 28 August 1998 and to declare the Offer unconditional in all respects on that day, or as soon as possible thereafter, once:

         (a) valid acceptances of the Offer have been received (and not, where permitted, withdrawn) in respect of 75% or more of General Cable shares (including General Cable shares represented by General Cable ADSs) to which the Offer relates; and

         (b) all the remaining conditions of the Offer have been and remain fulfilled or there are, at that date, no circumstances indicating that any such conditions may not be capable of fulfilment.

4. When the Offer is declared unconditional, holders of General Cable shares (including General Cable shares represented by General Cable
         ADSs) will no longer have withdrawal rights under the Offer. Holders of General Cable shares who do not want to accept the Offer if the Acceptance Condition is reduced from the 90% level should either not accept the Offer until after 28 August or withdraw their acceptances prior to 28 August 1998.

5. The mix and match election under the Offer will remain open for five days following the date the Offer is declared unconditional. All holders of General Cable securities accepting the Offer after the mix and match election terminates will receive the basic terms of the Offer.

6. On 23 February 1998, the date when General Cable announced that it had received indications that certain of the discussions which it was having with third parties might lead to an offer, Telewest held no General Cable shares or rights over General Cable shares.

7. On 29 March 1998, the date when Telewest and General Cable announced that merger discussions were at an advanced stage which might result in a recommended offer being made by Telewest for General Cable and the likely terms thereof, General Utilities Holding Limited ("GUHL"), a subsidiary of Compagnie Generale des Eaux S.A. (now Vivendi S.A.), irrevocably undertook to accept such an offer, if made, in respect of its holding of 146,785,916 General Cable shares (representing 40.2 per cent. of General Cable's then issued share capital), if Telewest announced a firm intention to make such an offer on or before 15 April 1998. On 15 April 1998, Telewest announced the terms of the Offer (subject to certain pre-conditions which have been waived or satisfied) and GUHL confirmed its previous undertaking to accept the Offer. Acceptances in respect of these shares have now been received and are included in the acceptance figures given above.


PRE-EMPTIVE ISSUE

1. The latest time and date for acceptance and payment under the Pre-emptive Issue is 3.00 p.m. (London time) on 28 August 1998. Telewest does not presently intend to extend the Pre-emptive Issue beyond 28 August. Any announcement of an extension will be made by 5 p.m. (London time) on 21 August 1998.

2. Consequently, at present, the latest time and date for the splitting of the Application Forms under the Pre-emptive Issue is 3.00 p.m. (London time) on 26 August 1998.

3. Pending fulfilment of the conditions of the Pre-emptive Issue (including the Offer becoming unconditional in all respects and Admission (as defined in the Pre-emptive Issue Circular dated 29 June
         1998)), application monies will be kept in a separate bank account and any interest earned on such monies will be retained for the benefit of Telewest.

4. If the conditions of the Pre-emptive Issue are not fulfilled by 18 September (or such later date as Telewest and Schroders may agree), the Pre-emptive Issue will lapse and all application monies will be returned to applicants.


19 August 1998
--------------------------------------------------------------------------------

PRESS ENQUIRIES

TELEWEST                                                            01483 750900
Charles Burdick

J. HENRY SCHRODER & CO. LIMITED ("SCHRODERS")                      0171 658 6000
James Steel



Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the Offer and the Pre-emptive issue and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for giving advice in relation to the Offer and the Pre-emptive issue.

1998 Interim Report
TELEWEST COMMUNICATIONS

[Graphic Omitted]

The above omitted graphic includes photographs of a television and its remote control, a telephone and a computer keyboard.


TELEWEST COMMUNICATIONS PLC THE FIRST SIX MONTHS OF 1998 HAVE BEEN A DEFINING PERIOD IN THE DEVELOPMENT OF THE UK CABLE INDUSTRY AND OF TELEWEST IN PARTICULAR. WE BELIEVE VIRTUALLY ALL THE KEY INDICATORS OF OUR BUSINESS PERFORMANCE AND GROWTH POTENTIAL SHOW OUR FUTURE PROSPECTS TO BE POSITIVE

WE EXPECT OUR PROGRESS AND POTENTIAL TO BE ENCHANCED BY OUR PLANNED MERGER WITH GENERAL CABLE PLC AND WE ARE ENCOURAGED BY THE RENEWED INTEREST IN OUR INDUSTRY

A. Gary Ames Chairman




968,503
RESIDENTIAL CUSTOMERS
More than a third of the homes Telewest has marketed now take at least one of our services. Of these more than 50% subscribe to both telephone and television services.

27,498
BUSINESS CUSTOMERS
Our business customers take an average of 4.2 lines - or 116,634 lines in total. As we add General Cable to the Group we expect to see significant future growth in this sector.

NATIONAL NETWORK
Our franchises are now connected by a high capacity fibre network. In addition to margin improvements this positions us well to benefit from anticipated rapid growth in the wholesale and retail data market.

(pound)54.3m
EBITDA
Earnings before interest, tax, depreciation and amortisation were more than three times higher than in the first half of 1997 and were more than the total for the whole of last year.

(pound)225.9m
REVENUE
Revenue in the first half of 1998 was up 24.5% over the first half of 1997.

MARGIN IMPROVING
A continuing focus on costs and suppliers, together with continuing economies of scale have produced a 3.4 percentage point improvement in telephony margin and a
6.7 percentage point rise in television margin.

1998 Interim Report
TELEWEST COMMUNICATIONS


TELEVISION
SINCE WE INTRODUCED OUR `MILLENNIUM' PACKAGES
IN FEBRUARY, OUR CUSTOMERS HAVE ENJOYED MORE
CHOICE AND GREATER FLEXIBILITY. THEY HAVE
REWARDED US BY SUBSCRIBING IN RECORD NUMBERS

[Graphic Omitted]

The above omitted graphic depicts in bar graph format television penetration rates of 21.1%, 22% and 22.8% for the first half of 1996, the first half of 1997 and the first half of 1998, respectively.



642,303
CABLE TELEVISION CUSTOMERS
Our `Millennium' packages are attracting a new audience for cable television services, while providing a better service for our existing customers.

22.8%
CABLE TELEVISION PENETRATION
Cable television penetration in the first half of 1998 was our highest to date and is further evidence of the success of our `Millennium' packages. The improvement has been achieved despite the significant reduction in our build programme and the consequent reduction in the number of potential new subscribers available.

33.7%
CABLE TELEVISION CHURN
Though churn increased marginally on the corresponding period in 1997, it improved on the first quarter and we are determined to make further improvements. Our research indicates that churn is no longer related primarily to product issues, which we believe we have now successfully addressed. Consequently, our focus now is on making further improvements to the quality of customer service we offer.

(pound)1.7m
CABLE TELEVISION REVENUE
The provision of television to business customers is an increasingly important aspect of our service. Not just for the (pound)1.7m of revenue it has generated in the year to date, but also because business customers are increasingly looking for added value and single supplier relationships.

20%
ON THE FRONT ROW
We have now launched the `Front Row' Pay Per View movie service in all Telewest franchises. At 20%, the average buy rate exceeds our expectations. We are now accelerating our plans to expand the service from four to eight channels.

46%
CABLE TELEVISION MARGIN
Our cable television margin in the first half of 1998 increased by 6.7 percentage points on the corresponding period in 1997. Growing customer numbers, complemented by an improving regulatory environment, have enabled us to negotiate more favourable terms with programmers and structure our packages to improve our margin opportunity.

1998 Interim Report
TELEWEST COMMUNICATIONS


TELEPHONY
THE TELEPHONY SERVICES OFFERED BY TELEWEST
HAVE BECOME FIRMLY ESTABLISHED IN BOTH THE
RESIDENTIAL AND BUSINESS TELECOMS MARKETS

OUR PERFORMANCE DURING THE FIRST HALF OF 1998 IS A REFLECTION OF TELEWEST'S KEY ADVANTAGE - THE COST EFFECTIVE PROVISION OF A BROAD RANGE OF TELECOMS SERVICES, THROUGH OUR HIGH CAPACITY BROADBAND NETWORK

[Graphic Omitted]

The above omitted graphic depicts in bar graph format 498,646, 720,508 and 853,121 residential telephony customers for the first half of 1996, the first half of the 1997 and the first half of 1998, respectively; 17,365, 23,173 and 27,498 business telephony customers for the first half of 1996, the first half of 1997 and the first half of 1998, respectively; and 516,011, 743,681 and 880,619 total telephony customers for the first half of 1996, the first half of 1997 and the first half of 1998, respectively.


853,121
RESIDENTIAL TELEPHONY CUSTOMERS
The number of our residential customers is up 18.4% over the corresponding period in 1997.

27,498
BUSINESS TELEPHONY CUSTOMERS
We have achieved significant growth during the period, boosted by a flexible approach to service provision and strong local account management.

116,634
BUSINESS TELEPHONY LINES
The number of our business telephony lines is up 4I.2% on the same period in 1997.

30.6%
RESIDENTIAL TELEPHONY PENETRATION
Despite significant `win back' activity by BT, penetration has continued to climb and is up 1.7 percentage points on the corresponding period in 1997. Second-line penetration more than doubled to 5%, reflecting growing use of the Internet and a change in the working habits of our customers.

21.1%
RESIDENTIAL TELEPHONY CHURN
This is a small increase over the corresponding period in 1997. Ongoing investment in IT support systems and staff training are being implemented to reduce churn.

4.2
BUSINESS TELEPHONY LINES PER CUSTOMER
Our business customers now take an average of 4.2 lines, up from 3.6 for the same period in 1997.

1998 Interim Report
TELEWEST COMMUNICATIONS


DATA
AS OWNER OF A NATIONAL BROADBAND NETWORK WITH LOCAL LOOP ACCESS IN THE AREAS WE SERVE, TELEWEST IS WELL POSITIONED TO TAKE ADVANTAGE OF THE STRONG GROWTH IN DEMAND FOR DATA SERVICES

[Graphic Omitted]

The above omitted graphic is a map of the UK depicting national coverage of the broadband network and international linkage via leased lines to the US and Europe.



19,810
CABLE INTERNET DIAL-UP CUSTOMERS
Because around 60% of our Cable Internet customers also subscribe to our telephony service, the provision of this Internet service generates high margin telephony revenues, as well as subscription revenues. Telewest's Cable Internet service has been consistently highly rated by users and, as a result, little churn is evident.

BROADBAND INTERNET ACCESS
An increasing number of our business customers access our Internet service via leased line at speeds of up to 2Mb. We expect the number of customers to grow significantly as more businesses recognise the benefits of being online.

WHOLESALE INTERNET SERVICES
In addition to the direct Internet service, Telewest also provides backbone Internet services to 30 smaller Internet Service Providers and cable operators.

CABLE MODEM INTRODUCTION
Telewest expects to introduce a high speed Internet service using cable modem technology during the first half of 1999. This will enable users to access the Internet at speeds up to 7Mb more than 100 times faster than dial-up speeds currently available. The service will initially be offered as a premium product to high spending residential and business users, before a more widespread consumer launch.

MANAGED DATA SERVICES
Telewest's networks are particularly well suited to the implementation of managed data networks. An increasing number of customers are taking advantage of this service.

NATIONAL NETWORK
With our national network complete Telewest is now able to enter the wholesale data market by offering point-to-point Virtual Private Networks and national enterprise networks.

1998 Interim Report
TELEWEST COMMUNICATIONS


OUR FUTURE
ON 15TH APRIL 1998 WE ANNOUNCED THAT THE
BOARDS OF TELEWEST AND GENERAL CABLE PLC
HAD AGREED A PROPOSED MERGER. WE EXPECT
THE MERGER TO STRENGTHEN THE COMBINED
GROUP'S STRATEGIC POSITION AS A LEADING
UK CABLE OPERATOR

THE INCREASED SCALE AND SCOPE OF THE COMBINED
GROUP WILL PROVIDE OPPORTUNITIES TO ENHANCE
OUR COMPETITIVE POSITION IN THE DELIVERY OF
EXISTING AND NEW SERVICES

David R. Van Valkenburg Chief Executive

[Graphic Omitted]

The above omitted graphic depicts in bar graph format sector leadership in homes (NTL, CWC and Telewest with 5,182,000, 5,867,000 and 6,101,203 homes, respectively), homes marketed (NTL, CWC and Telewest with 2,429,000, 3,850,000 and 4,241,934 homes marketed, respectively), residential cable telephony subscribers (NTL, CWC and Telewest with 846,000, 950,950 and 1,210,780 residential cable telephony subscribers, respectively) and cable television subscribers (NTL, CWC and Telewest with 702,000, 780,000 and 934,517 cable television subscribers, respectively).


ONE THIRD OF THE UK CABLE MARKET
Opportunities exist to enhance our business telephony capabilities, using General Cable's expertise in this area. There are also opportunities to produce incremental revenues from integrated residential services across a wider base. In addition, we believe we can achieve cost savings and scale economies across the Group.

NO.1
THE LARGEST UK CABLE OPERATOR
In addition to the merger with General Cable we have stated our intention (subject to price and financing) to exercise our rights to acquire Comcast UK Cable Partners' interests in Birmingham Cable and Cable London. Once acquired the combined group would be the largest UK cable operator with access to 6.1m homes and approximately 400,000 businesses.

POSITIONED FOR GROWTH
After completion of the merger with General Cable, Telewest believes it will be in a stronger position to exploit its competitive position. As a locally responsive provider of bundled services we have already experienced strong growth and increasing market share. We believe that the additional scale and scope coupled with growing demand for services will position us for market leadership.

DIGITAL SERVICES
Telewest expects to begin the introduction of digital services in the last quarter of 1998, with a trial service in one franchise area. This is expected to be followed by a rollout to the other franchises beginning in the first half of 1999. Telewest's digital service is designed to offer a greatly expanded range of broadcast television, Pay Per View and Near Video on Demand, as well as Internet access and a broad range of interactive services from a variety of content suppliers. In strategic terms the introduction of digital services will enable us to harness the power and capacity of broadband cable networks.

We believe Telewest's key advantages over the other delivery platforms include:

(Y) Significant network capacity which will enable us to expand the range of services on offer according to demand, complemented by the ability to tailor services for specific geographic areas and demographic groups.

(Y) A high capacity return path which eliminates the need for a secondary connection to a telephony network, provides instant interactivity and allows for the development of increasingly sophisticated services.

(Y) The ability to provide the consumer with an easy upgrade path from analogue services and no requirement to purchase a set top box.

We believe the launch of digital service provides us with a powerful opportunity to leverage the investment we have made by developing new products and services that utilise our existing infrastructure.

1998 Interim Report
TELEWEST COMMUNICATIONS


FINANCIAL REVIEW
OUR STRONG PERFORMANCE IN THE FIRST HALF
OF 1998 HAS RESULTED IN AN EBITDA OF (pound)54.3M,
WHICH EXCEEDS THE FULL YEAR 1997 RESULT

WE BELIEVE THESE ARE EXCELLENT RESULTS AND
PROVIDE A FIRM BASE FOR THE NEXT STAGE IN
OUR DEVELOPMENT

Charles J. Burdick Group Finance Director




(pound)54.3M EBITDA
Earnings before Interest, Tax, Depreciation and Amortisation Our EBITDA in the first half of 1998 is already ahead of the full year result for 1997.

(pound)88.8M
CABLE TELEVISION REVENUE
Our `Millennium' packages have provided consumers with much greater choice and flexibility. We believe this new approach to marketing our services appeals to many who would not have subscribed to our services previously. Revenue per customer has remained stable despite the introduction of `small basic' entry level packages.

(pound)98.9M
RESIDENTIAL TELEPHONY REVENUE
An increase in our total customer base, improving margins and greater second-line penetration have all contributed to a 27.1% increase in revenue over the corresponding period in 1997.

(pound)28.1M
BUSINESS TELEPHONY REVENUE
Business telephony revenue has increased by 41%. Our increasing revenue indicates that our customers are using us more as they come to appreciate our products and our ability to deliver service excellence.

(pound)110M
CAPITAL EXPENDITURE
Capital expenditure has declined to almost half the (pound)208 million for the first half of 1997. This decline is primarily the result of our strategic decision last year to reduce construction activity and of our continued focus on costs.

((pound)39.8M)
OPERATING LOSS
Operating losses through the first half of 1998 have declined in line with expectations and are approximately two thirds of the figure for the corresponding period in 1997.

1998 Interim Report
TELEWEST COMMUNICATIONS


Financial Review Continued
We have achieved a strong performance in the first half of 1998. EBITDA of (pound)54.3m has already exceeded the full year 1997 result. We believe our decision to focus the operations on consumer and business packaging, service and choice is paying off. Penetration of the customer base continues to improve, with CATV reaching 22.8% and residential telephony reaching 30.6%. These are the highest levels to date. Revenue has grown by 24.5% over the corresponding period in 1997. Business telephony is producing substantial growth, up 41%, with increased revenue per customer. Internet sales have provided the Company with more than one million pounds of additional revenue so far this year.

Margins continue to grow, with telephony up 3.4 percentage points to 75.3 percentage points and CATV up 6.7 percentage points to 46%. We continue to benefit from a redistribution of the packages of products in our customer base with new CATV customers increasingly choosing `Basic' only or `3-4 premium pay channels', our higher margin products. Second-line penetration in our residential telephone customer base at 5% is up from 2.2% a year ago. Churn results to date are not satisfactory and they remain a focus of attention.

SG&A costs for the first half of 1998 were 40.9% of revenues compared to over 50% in 1997 and capital expenditure of (pound)110m is substantially reduced from (pound)208m last year. Expense and cash management continue to receive strong focus.

Telewest ended the first half of 1998 with (pound)1.51 billion of debt split between (pound)0.60 billion of senior bank debt and (pound)0.91 billion of bond debt. Telewest is operating within its recently restructured bank facilities. We are looking at financing options in regard to the exercise of our pre-emption rights resulting from the Comcast/NTL merger.

All references to financial information above are UK GAAP.

Safe Harbour Statement under the US Private Securities Litigation Reform Act of 1995: the foregoing includes certain forward looking statements that involve various risks and uncertainties which could lead to actual results significantly different than those anticipated by Telewest. For a discussion of certain of these risks and uncertainties see the Telewest's 1997 Annual Report and Second Quarter 10Q.

1998 Interim Report
TELEWEST COMMUNICATIONS


OPERATING STATISTICS OWNED AND OPERATED FRANCHISES
2nd Quarter 1998 Net Additions

                                           Net additions Net additions Net additions  Net additions
                                                      Q2           YTD           Q2            YTD
                                                    1998          1998         1997           1997
---------------------------------------------------------------------------------------------------
CABLE TELEVISION
Homes marketed                                    27.720        62,372      103,615       207,039
CATV customers                                    24,426        36,315       18,235        31,821

---------------------------------------------------------------------------------------------------
RESIDENTIAL TELEPHONY
Homes marketed                                    29,398        65,070      119,243       242,020
Residential telephony customers                   21,536        42,763       50,931       100,131
Residential telephony lines                       31,334        59,491       56,282       109,168

---------------------------------------------------------------------------------------------------
BUSINESS TELEPHONY
Business telephony customers                         966         2,023        1,668         2,291
Business telephony lines                           6,619        15,645        8,061        14,778
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                                                        As at 30 June               As at 30 June
                                                                  1998                       1997
---------------------------------------------------------------------------------------------------
CABLE TELEVISION
Homes marketed                                               2,822,566                  2,542,992
CATV customers                                                 642,303                    559,963
CATV penetration                                                 22.8%                      22.0%
Quarterly churn rate (annualised)                                28.8%                      32.9%
Rolling 12 month churn rate                                      33.7%                      32.2%

---------------------------------------------------------------------------------------------------
RESIDENTIAL TELEPHONY
Homes marketed                                               2,790,224                  2,496,754
Residential telephony customers                                853,121                    720,508
Residential telephony penetration                                30.6%                      28.9%
Residential telephony lines                                    895,659                    736,177
Quarterly churn rate per line (annualised)                       21.7%                      19.1%
Rolling 12 month churn rate                                      21.1%                      19.2%

---------------------------------------------------------------------------------------------------
BUSINESS TELEPHONY
Business telephony customers                                    27,498                     23,173
Business telephony lines                                       116,634                     82,601
Average number of lines per customer                               4.2                        3.6

---------------------------------------------------------------------------------------------------
INTERNET
Dial-up customers                                               19,810                      8,806
Cable television and residential
   telephony customers                                         528,614                    422,484
Cable television only customers                                113,689                    137,479
Residential telephony only customers                           324,507                    298,024
Internet only customers                                          1,825                      2,454
---------------------------------------------------------------------------------------------------


1998 Interim Report
TELEWEST COMMUNICATIONS


OPERATING STATISTICS OWNED AND OPERATED AND OPERATED
AND AFFILIATED FRANCHISES*
2nd Quarter 1998 Net Additions

                                           Net additions Net additions Net additions Net additions
                                                      Q2           YTD           Q2           YTD
                                                    1998          1998         1997          1997
---------------------------------------------------------------------------------------------------
CABLE TELEVISION
Homes marketed                                    30,355        66,041      114,776       233,044
CATV customers                                    24,880        38,127       19,445        36,854

---------------------------------------------------------------------------------------------------
RESIDENTIAL TELEPHONY
Homes marketed                                    32,102        68,452      130,503       268,184
Residential telephony customers                   23,527        48,318       55,835       109,647
Residential telephony lines                       33,795        66,006       61,423       119,129

---------------------------------------------------------------------------------------------------
BUSINESS TELEPHONY
Business telephony customers                       1,192         2,381        1,764         2,508
Business telephony lines                           8,164        18,297        8,988        16,535
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                                                         As at 30 June              As at 30 June
                                                                  1998                       1997
---------------------------------------------------------------------------------------------------
CABLE TELEVISION
Homes marketed                                               3,162,623                  2,859,879
CATV customers                                                 725,479                    636,453

---------------------------------------------------------------------------------------------------
RESIDENTIAL TELEPHONY
Homes marketed                                               3,130,779                  2,811,225
Residential telephony customers                                943,000                    795,747
Residential telephony lines                                    988,547                    812,650

---------------------------------------------------------------------------------------------------
BUSINESS TELEPHONY
Business telephony customers                                    30,712                     25,806
Business telephony lines                                       134,970                     95,104
Average number of lines per customer                               4.4                        3.7
---------------------------------------------------------------------------------------------------


*Operating statistics for affiliated franchises represent Telewest's equity interests in Cable London plc (50.0% interest), Birmingham Cable Corporation (27.5% interest) and The Cable Corporation (16.5%).

1998 Interim Report
TELEWEST COMMUNICATIONS

OPERATING STATISTICS OWNED AND OPERATED FRANCHISES
As at 30 June 1998

                                London and   Midlands and   Scotland and
                                South East     South West    North East   North West      Total
--------------------------------------------------------------------------------------------------
CABLE TELEVISION
Homes marketed                     630,203       838,017       757,473      596,863     2,822,556
CATV customers                     149,808       185,740       178,507      128,248       642,303
CATV penetration                     23.8%         22.2%         23.6%        21.5%         22.8%

---------------------------------------------------------------------------------------------------
RESIDENTIAL TELEPHONY
Homes marketed                     624,210       838,140       731,783      596,091     2,790,224
Residential telephony customers    160,580       278,555       230,664      183,322       853,121
Residential telephony penetration    25.7%         33.2%         31.5%        30.8%         30.6%
Residential telephony lines        175,602       289,383       238,958      191,716       895,659

---------------------------------------------------------------------------------------------------
BUSINESS TELEPHONY
Business telephony customers         6,583         9,105         6,410        5,400        27,498
Business telephony lines            31,669        42,493        20,759       21,713       116,634
Average number of lines per customer   4.8           4.7           3.2          4.0           4.2
---------------------------------------------------------------------------------------------------


1998 Interim Report
TELEWEST COMMUNICATIONS


OPERATING STATISTICS OWNED AND OPERATED FRANCHISES
As at 30 June 1998

                  London South  South West  North East    Scotland  South East  North West    Midlands        Total
--------------------------------------------------------------------------------------------------------------------
CABLE TELEVISION
Homes marketed         364,964     382,232     225,079     532,394     265,239     596,863     455,785    2,822,556
CATV customers          81,224      85,153      55,711     122,796      68,584     128,248     100,587      642,303
CATV penetration         22.3%       22.3%       24.8%       23.1%       25.9%       21.5%       22.1%        22.8%

--------------------------------------------------------------------------------------------------------------------
RESIDENTIAL TELEPHONY
Homes marketed         358,947     382,355     222,882     508,901     265,263     596,091     455,785    2,790,224
Residential telephony
 customers              76,583     121,904      76,346     154,318      83,997     183,322     156,651      853,121
Residential telephony
 penetration             21.3%       31.9%       34.3%       30.3%       31.7%       30.8%       34.4%        30.6%
Residential telephony
 lines                  85,729     128,809      78,004     160,954      89,873     191,716     160,574      895,659

--------------------------------------------------------------------------------------------------------------------
BUSINESS TELEPHONY
Business telephony
 customers               5,034       5,229       1,790       4,620       1,549       5,400       3,876       27,498
Business telephony
 lines                  25,478      23,266       5,071      15,688       6,191      21,713      19,227      116,634
Average number of
 lines per customer        5.1         4.5         2.8         3.4         4.0         4.0         5.0          4.2




OPERATING STATISTICS AFFILIATED FRANCHISES
As at 30 June 1998

                              Cable London        Birmingham Cable   The Cable Corporation         Total Affiliates

                         Total      Equity       Total      Equity       Total      Equity       Total       Equity
--------------------------------------------------------------------------------------------------------------------
CABLE TELEVISION
Homes marketed         358,497     179,249     415,099     114,152     282,827      46,666   1,056,423      340,067
CATV customers          87,604      43,802     116,893      32,146      43,809       7,228     248,306       83,176
CATV penetration         24.4%       24.4%       28.2%       28.2%       15.5%       15.5%       23.5%        24.5%

--------------------------------------------------------------------------------------------------------------------
RESIDENTIAL TELEPHONY
Homes marketed         358,497     179,249     415,099     114,152     285,782      47,154   1,059,378      340,555
Residential telephony
 customers              88,094      44,047     128,247      35,268      64,027      10,564     280,368       89,879
Residential telephony
 penetration             24.6%       24.6%       30.9%       30.9%       22.4%       22.4%       26.5%        26.4%
Residential telephony
 lines                  94,110      47,055     128,247      35,268      64,027      10,564     286,384       92,887

--------------------------------------------------------------------------------------------------------------------
BUSINESS TELEPHONY
Business telephony
 customers               3,202       1,601       4,523       1,243       2,234         369       9,959        3,213
Business telephony
 lines                  16,568       8,284      20,022       5,506      27,548       4,545      64,138       18,335
Average number of lines
   per customer            5.2         5.2         4.4         4.4        12.3        12.3         6.4          5.7

--------------------------------------------------------------------------------------------------------------------

1998 Interim Report
TELEWEST COMMUNICATIONS


UK GAAP UNAUDITED SUMMARISED CONSOLIDATED PROFIT
AND LOSS ACCOUNT
For the six months ended 30 June 1998

                                                              6 months     6 months          Year
                                                                 ended        ended         ended
                                                               30 June      30 June   31 December
                                                                  1998         1997          1997
                                                    Note    (pound)000   (pound)000    (pound)000
--------------------------------------------------------------------------------------------------
TURNOVER
Cable television                                                88,758       76,845       159,918
Telephony - residential                                         98,918       77,849       166,645
Telephony - business                                            28,106       19,901        43,882
Other (Internet, Ad Sales etc)                                  10,095        6,847        16,053
--------------------------------------------------------------------------------------------------
                                                               225,877      181,442       386,498
--------------------------------------------------------------------------------------------------
OPERATING LOSS                                                 (39,816)     (59,985)     (127,764)
Share of results of associated undertakings                     (3,457)      (5,418)      (11,126)
Other interest receivable and similar income                     2,968        5,266        14,662
(includes the group share of interest receivable
in associated undertakings of(pound)104,(pound)683 and
(pound)5,565 respectively)
Interest payable and similar charges                   3      (101,317)     (82,206)     (185,681)
--------------------------------------------------------------------------------------------------
Loss on ordinary activities before tax                        (141,622)    (142,343)     (309,909)
Tax on loss on ordinary activities                                   3         (115)         (521)
--------------------------------------------------------------------------------------------------
Loss on ordinary activities after tax                         (141,619)    (142,458)     (310,430)
Minority interests                                                 (68)        (210)         (293)
--------------------------------------------------------------------------------------------------
Loss for the financial period                                 (141,687)    (142,668)     (310,723)
--------------------------------------------------------------------------------------------------
Loss per equity share (pence)                                    (10.0)       (10.0)        (21.8)
--------------------------------------------------------------------------------------------------

1  EARNINGS/ (loss) BEFORE INTEREST, TAXES,
DEPRECIATION, AND AMORTISATION ("EBITDA")
--------------------------------------------------------------------------------------------------
Operating loss                                                 (39,816)     (59,985)     (127,764)
Add: Depreciation                                               94,079       76,358       177,341
--------------------------------------------------------------------------------------------------
EBITDA                                                          54,263       16,373        49,577
--------------------------------------------------------------------------------------------------

2  OPERATING COSTS
--------------------------------------------------------------------------------------------------
Programming expenses                                            47,923       46,626        93,441
Telephony expenses                                              31,315       27,440        50,145
Selling, general, and administrative expenses                   92,376       91,003       193,335
Depreciation                                                    94,079       76,358       177,341
--------------------------------------------------------------------------------------------------
                                                               265,693      241,427       514,262
--------------------------------------------------------------------------------------------------


1998 Interim Report
TELEWEST COMMUNICATIONS

3     Interest payable and similar charges
--------------------------------------------------------------------------------------------------
                                                              6 months     6 months          Year
                                                                 ended        ended         ended
                                                               30 June      30 June   31 December
                                                                  1998         1997          1997
                                                            (pound)000   (pound)000    (pound)000
--------------------------------------------------------------------------------------------------
Share of interest of associated undertakings                     7,721        5,588        15,751
On bank loans and overdrafts and other loans
   Wholly repayable within 5 years                                  41        8,207        16,941
   Wholly or partly repayable in more than five years           24,398        5,282        14,741
Finance costs of Senior Discount Debentures                     40,548       34,344        71,661
Finance costs of Senior Debentures                              11,370       11,318        22,657
Finance charges payable in respect of finance
   lease and hire purchase contracts                             2,490        1,976         4,702
Exchange losses on foreign currency translation, net             5,218       15,023        30,954
Other                                                            9,531          468         8,274
--------------------------------------------------------------------------------------------------
                                                               101,317       82,206       185,681
--------------------------------------------------------------------------------------------------


The consolidated financial statements as set out on pages 10 and 11 which are unaudited, have been prepared on the basis of the accounting policies set out in the Company's 1997 Annual Report. The balance sheet, profit and loss account and cash flow statement at 31 December 1997 is derived from the statutory accounts for 1997 which have been delivered to the Registrar of Companies. The auditors have reported on those accounts: their report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

1998 Interim Report
TELEWEST COMMUNICATIONS

UK GAAP UNAUDITED SUMMARISED CONSOLIDATED BALANCE SHEET
At 30 June 1998

                                                        30 June          30 June      31 December
                                                           1998             1997             1997
                                                     (pound)000       (pound)000       (pound)000
--------------------------------------------------------------------------------------------------
FIXED ASSETS                                          1,790,807        1,720,546        1,809,213
--------------------------------------------------------------------------------------------------
CURRENT ASSETS
Stocks                                                       91               72               32
Debtors                                                  81,479           68,242           70,457
Cash at bank and in hand                                 26,295           61,732           29,582
--------------------------------------------------------------------------------------------------
                                                        107,865          130,046          100,071
CREDITORS: amounts falling due within one year        (197,523)         (210,395)        (334,756)
--------------------------------------------------------------------------------------------------
Net current liabilities                                (89,658)          (80,349)        (234,685)
--------------------------------------------------------------------------------------------------
Total assets less current liabilities                 1,701,149        1,640,197        1,574,528
CREDITORS: amounts falling due after
   more than one year                               (1,573,948)       (1,203,004)      (1,305,708)
Minority interests                                        (708)             (557)            (640)
--------------------------------------------------------------------------------------------------
CAPITAL AND RESERVES                                    126,493          436,636          268,180
--------------------------------------------------------------------------------------------------


1998 Interim Report
TELEWEST COMMUNICATIONS

UK GAAP UNAUDITED SUMMARISED CONSOLIDATED STATEMENT
OF CASH FLOWS

                                                              6 months     6 months          Year
                                                                 ended        ended         ended
                                                               30 June      30 June   31 December
                                                                  1998         1997          1997
                                                            (pound)000   (pound)000    (pound)000
--------------------------------------------------------------------------------------------------
Net cash inflow from operating  activities                      40,861       (2,493)       68,624
--------------------------------------------------------------------------------------------------
Returns on investments and  servicing of finance
Interest received                                                1,833        2,988         3,599
Interest paid                                                  (32,501)     (20,044)      (63,479)
Interest element of finance lease payments                      (2,490)      (2,594)       (4,702)
--------------------------------------------------------------------------------------------------
Net cash outflow from returns  on investments
   and servicing  of finance                                   (33,158)     (19,650)      (64,582)
--------------------------------------------------------------------------------------------------
Capital expenditure and  financial investment
Purchase of tangible fixed assets                             (110,304)    (207,504)     (436,100)
Sale of tangible fixed assets                                    4,354          922         6,066
--------------------------------------------------------------------------------------------------
Net cash outflow from Capital expenditure
   and financial investment                                   (105,950)    (206,582)     (430,034)
--------------------------------------------------------------------------------------------------
Acquisitions and disposals
Investment in associated undertakings and
  other participating interests                                 (3,719)      (9,113)       (9,633)
--------------------------------------------------------------------------------------------------
Net cash outflow from Acquisitions
   and disposals                                                (3,719)      (9,113)       (9,633)
--------------------------------------------------------------------------------------------------
Management of liquid resources
Decrease in fixed deposits, net                                  8,710       21,523        53,288
--------------------------------------------------------------------------------------------------
Financing
Cash paid for credit facility arrangement costs                 (5,900)           0             0
Proceeds from borrowings                                       110,000      222,500       392,500
Repayment of borrowings                                            (10)           0        (2,375)
Capital element of finance lease payments                       (5,397)      (2,063)       (3,971)
--------------------------------------------------------------------------------------------------
Net cash outflow from financing                                 98,693      220,437       386,154
--------------------------------------------------------------------------------------------------
Increase in cash                                                 5,437        4,122         3,817
--------------------------------------------------------------------------------------------------


1998 Interim Report
TELEWEST COMMUNICATIONS

US GAAP UNAUDITED SUMMARISED CONSOLIDATED STATEMENTS OF OPERATIONS

                                     3 months      3 months      3 months      6 months      6 months      6 months
                                       ended          ended         ended         ended         ended         ended
                                      30 June       30 June       30 June       30 June       30 June       30 June
                                         1998          1998          1997          1998          1998          1997
                                         $000    (pound)000    (pound)000          $000    (pound)000    (pound)000
-------------------------------------------------------------------------------------------------------------------
Revenue
Cable television                       74,267        44,578        38,744       147,871        88,758        76,845
Telephony - residential                84,103        50,482        38,175       164,797        98,918        77,849
Telephony - business                   24,330        14,604        10,614        46,825        28,106        19,901
Other                                   9,644         5,789         3,519        16,818        10,095         6,847
-------------------------------------------------------------------------------------------------------------------
                                      192,344       115,453        91,052       376,311       225,877       181,442
-------------------------------------------------------------------------------------------------------------------
Operating loss                        (42,403)      (25,452)      (36,421)      (88,325)     (53,016)      (73,187)
Interest income                         1,626           976         1,748         3,444         2,067         4,110
Interest expense                      (66,085)      (39,667)      (32,920)     (137,258)     (82,388)      (63,234)
Foreign exchange losses, net          (13,396)       (8,041)         (172)       (2,351)      (1,411)      (24,299)
Share of losses of affiliates          (7,280)       (4,370)       (5,345)      (18,449)     (11,074)      (10,323)
Minority interest in profits of
   consolidated subsidiaries, net         (70)          (42)          (93)         (113)         (68)         (210)
Other, net                                417           251           352         1,327           797           473
-------------------------------------------------------------------------------------------------------------------
Loss before income taxes             (127,191)      (76,345)      (72,851)     (241,725)    (145,093)     (166,670)
Income tax expense                        (28)          (17)          (51)            5             3         (115)
-------------------------------------------------------------------------------------------------------------------
NET LOSS                             (127,219)      (76,362)      (72,902)     (241,720)    (145,090)     (166,785)
-------------------------------------------------------------------------------------------------------------------
Loss per ordinary share
   (dollars/pounds)                    (0.14)        (0.08)         (0.08)       (0.26)       (0.16)         (0.18)
-------------------------------------------------------------------------------------------------------------------

1  Earnings/(loss) before interest, taxes,
depreciation and amortisation ("EBITDA")
-------------------------------------------------------------------------------------------------------------------
Operating loss                        (42,403)      (25,452)      (36,421)      (88,325)     (53,016)      (73,187)
Add: depreciation and amortisation
 of goodwill                           89,891        53,956        45,510       178,727      107,279        89,560
-------------------------------------------------------------------------------------------------------------------
EBITDA                                 47,488        28,504         9,089        90,402        54,263       16,373
-------------------------------------------------------------------------------------------------------------------

2  Operating costs and expenses
-------------------------------------------------------------------------------------------------------------------
Programming                           (37,762)      (22,666)      (23,428)      (79,840)     (47,923)      (46,626)
Telephony                             (28,512)      (17,114)      (13,061)      (52,171)     (31,315)      (27,440)
Selling, general and administration   (78,584)      (47,169)      (45,474)     (153,898)     (92,376)      (91,003)
Depreciation                          (78,893)      (47,355)      (38,902)     (156,736)     (94,079)      (76,358)
Amortisation of goodwill              (10,997)       (6,601)       (6,608)     (21,991)      (13,200)      (13,202)
-------------------------------------------------------------------------------------------------------------------
                                     (234,748)     (140,905)     (127,473)     (464,636)    (278,893)     (254,629)
-------------------------------------------------------------------------------------------------------------------

The consolidated financial statements as set out on pages 12 and 13 which are unaudited, have been prepared on the basis of the accounting policies set out in the Company's 1997 Annual Report. The balance sheet, profit and loss account and cash flow information at 31 December 1997 is derived from the statutory accounts for 1997 which have been delivered to the Registrar of Companies. The auditors have reported on those accounts: their report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985. The economic environment in which the Company operates is the United Kingdom ("UK") and hence its reporting currency is Pounds Sterling ("(pound)"). Merely for convenience, the financial statements contain translations of certain Pounds Sterling amounts into US Dollars at $1.666 per (pound)1.00, the 10.00am mid-point of the buying and selling rates of the Federal Reserve Bank of New York on June 30, 1998 (the Noon Buying Rate of the Federal Reserve Bank of New York on such date was $1.6695 per (pound)1.00). The presentation of the US Dollar amounts should not be construed as a representation that the Pounds Sterling amounts could be so converted into US Dollars at the rate indicated or at any other rate.

1998 Interim Report
TELEWEST COMMUNICATIONS

US GAAP Unaudited summarised consolidated balance sheets

                                                        30 June          30 June      31 December
                                                           1998             1998             1997
                                                           $000       (pound)000       (pound)000
-------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                43,807           26,295           29,582
Receivables and prepaid expenses                        135,744           81,479           70,459
Investments                                             125,072           75,073           85,373
Property and equipment                                2,854,173        1,713,189        1,705,520
Goodwill                                                754,215          452,710          465,905
Other assets                                             73,049           43,847           56,513
-------------------------------------------------------------------------------------------------
Total assets                                          3,986,060        2,392,593        2,413,352
-------------------------------------------------------------------------------------------------
Liabilities
Debt                                                  2,513,154        1,508,496        1,373,054
Other liabilities                                       482,689          289,729          300,908
-------------------------------------------------------------------------------------------------
Total liabilities                                     2,995,843        1,798,225        1,673,962
Minority interests                                        1,180              708              640
Shareholders' equity                                    989,037          593,660          738,750
-------------------------------------------------------------------------------------------------
Total liabilities and  shareholders'
   equity                                             3,986,060        2,392,593        2,413,352
-------------------------------------------------------------------------------------------------


1998 Interim Report
TELEWEST COMMUNICATIONS

US GAAP Unaudited summarised consolidated statements of cash flows

                                                             6 months     6 months      6 months
                                                                 ended        ended         ended
                                                               30 June      30 June       30 June
                                                                  1998         1998          1997
                                                                  $000   (pound)000    (pound)000
---------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net loss                                                      (241,720)    (145,090)     (166,785)
Adjustments to reconcile net loss to net cash used
   in operating activities
      Depreciation                                             156,736       94,079        76,358
      Amortisation of goodwill                                  21,983       13,195        13,202
      Amortisation of deferred financing costs and
         issue discount on senior discount debentures           71,761       43,074        37,178
      Unrealised loss on foreign currency translation            2,161        1,297        24,061
      Share of losses of affiliates                             18,448       11,073        10,323
      Gain on disposals of assets                               (1,211)        (727)         (473)
      Minority interests in profits of consolidated
         subsidiaries, net                                         113           68           210
         Changes in operating assets and liabilities
         Change in receivables                                  (8,963)      (5,380)         (117)
         Change in prepaid expenses                             (3,430)      (2,059)       (1,089)
         Change in accounts payable                             18,356       11,018        (8,648)
         Change in other liabilities                           (21,402)     (12,845)       (6,363)

Net cash provided by/(used) in operating activities             12,832        7,703       (22,143)
Net cash used in investing  activities                        (182,709)    (109,669)     (215,695)
Net cash provided by financing  activities                     164,423       98,693       220,437
---------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                       (5,454)      (3,273)      (17,401)
Effect of exchange rate changes on cash and cash equivalents       (23)         (14)           17
Cash and cash equivalents at beginning of period                49,284       29,582        79,116
---------------------------------------------------------------------------------------------------
Cash and cash equivalents  at end of period                     43,807       26,295        61,732
---------------------------------------------------------------------------------------------------


1998 Interim Report
TELEWEST COMMUNICATIONS


The contents of this Interim Report, for which the directors of Telewest are solely responsible, have been approved by J. Henry Schroder & Co. Limited, a member of The Securities and Futures Authority Limited, for the purposes of
Section 57 of the Financial Services Act 1986.

The Directors and the Proposed Directors of Telewest, whose names are set out on page III-1 of the Offer Document dated June 29, 1998 accept responsibility for the information contained in this Interim Report. To the best of the knowledge and belief of the Directors and Proposed Directors of Telewest (who have taken all reasonable care to ensure that such is the case), the information contained in this Interim Report for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Schroders, which is regulated in the UK by The Securities and Futures Authority Limited, is acting for Telewest and no one else in connection with the offer by Telewest for the entire issued share capital of General Cable PLC and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for providing advice in relation to the contents of this Interim Report.






Telewest Communications plc
Genesis Business Park
Albert Drive, Woking
Surrey GU21 5RW
United Kingdom

Telephone: 01483 750900
Facsimile: 01483 750901
E-mail: info@webmail.telewest.co.uk
Homepage: http://www.telewest.co.uk

Registered in England 2983307
London Stock Exchange symbol: `TWT'
NASDAQ symbol: `TWSTY'